Exhibit 10.1

LSC Communications, Inc.

Key Employee Incentive Plan

1.	Establishment and Purpose
1.1.	Establishment. LSC Communications, Inc. (“LSC”) hereby adopts the LSC Communications, Inc. Key Employee Incentive Plan (this “Plan”), effective as of June 2, 2020 (the “Effective Date”).
1.2.

Purpose. The purpose of this Plan is to directly tie key management employees to the success of the Debtors’ restructuring efforts by providing them with the opportunity to earn incentive payments upon achievement of Operational Incentive Goals and Asset Sale Incentive Goals, in each case, as determined in accordance with this Plan and applicable Award Letter.  This Plan is designed to incentivize the key management employees of LSC to maximize recovery for the Debtors’ unsecured creditors.

2.	Definitions
2.1.	“Asset Sale Incentive Goals” means the asset sale-related incentive goals set forth on Exhibit B hereto.
2.2.

“Asset Sale Incentive Payout Percentage” means level of achievement of the  Asset Sale Incentive Goals, as set forth on Appendix A hereto and determined by the Committee, based on straight-line interpolation of achievement between levels of achievement.

2.3.

“Asset Sale Incentive Vesting Date” means the closing date of the sale of the assets of an applicable business or the closing date of the sale of the assets of the Company on a consolidated basis as set forth on Exhibit B.

2.4.	“Award” means an incentive award granted under this Plan, which Award may be earned based on the achievement of Asset Sale Incentive Goals, Operational Incentive Goals or a combination thereof.
2.5.

“Award Letter” means a written document evidencing an Award that sets forth the applicable terms and provisions (including the Target Incentive Award), incorporates the terms and conditions of this Plan and includes any other applicable terms and conditions of the Award.  Any reference herein or therein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

2.6.	“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

2.7.	“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
2.8.	“Cause” shall have the same meaning as the term “Cause” that is applicable to a Participant under the Amended and Restated LSC Separation Pay Plan.
2.9.	“Committee” means the Human Resources Committee of the Board of Directors of LSC and any successor committee.
2.10.	“Company” means LSC and its subsidiaries.
2.11.	“Creditors’ Committee” means the Official Committee of Unsecured Creditors.
2.12.	“Debtors” means LSC and its subsidiaries who have filed voluntary petitions for relief under the Bankruptcy Code and whose cases are jointly administered with that of LSC.
2.13.	“Disability” has the meaning ascribed to such term under the Company’s long-term disability policy as in effect at the time of the Participant’s disability.
2.14.

“Divestiture” means a sale or other disposition of a business unit or a portion of a business unit to a corporation or other business entity in which the Debtors have no material ownership interest, as determined by the Committee in its sole discretion.

2.15.	“Earned Amount” has the meaning provided in Section 3.3.3.
2.16.	“Effective Date” has the meaning provided in Section 1.1.
2.17.	“Emergence Date” means the date of a Successful Reorganization.
2.18.

“Good Reason” shall have the same meaning as the term “Good Reason” that is applicable to a Participant under the Amended and Restated LSC Separation Pay Plan, if any, and as may be further refined in the Participant’s participation agreement thereunder.

2.19.	“Operational Incentive Goals” means the operational-related incentive goals set forth on Exhibit A hereto.
2.20.

“Operational Incentive Payout Percentage” means level of achievement of Operational Incentive Goals as set forth on Appendix A hereto and determined by the Committee, based on straight-line interpolation of achievement between levels of achievement.

2.21.	“Operational Incentive Vesting Date” means each of June 30, 2020, September 30, 2020, December 31, 2020 and the Emergence Date.
2.22.	“Participant” means a key management employee of a Debtor designated by the Committee, in its sole discretion, to participate in this Plan.

2.23.	“Plan” has the meaning provided in Section 1.1.
2.24.	“Plan of Reorganization” means a plan under chapter 11 of the Bankruptcy Code specifying the treatment of claims and interests and providing for the reorganization or liquidation of each Debtor.
2.25.	“Section 409A” means Section 409A of the Tax Code and the Treasury Regulations promulgated and other official guidance issued thereunder.
2.26.

“Successful Reorganization” means the earlier of (a) the effective date of a confirmed Plan of Reorganization and (b) the sale of all or substantially all of the Debtors’ assets, in each of cases (a) and (b) immediately after which a substantial portion of the Debtors’ businesses operate as a going concern outside of the Bankruptcy Code, whether as a stand-alone entity, as part of a post-emergence entity or as a result of the completion of an alternative transaction or series of transactions by which these businesses continue to operate under different ownership outside of chapter 11.

2.27.

“Target Incentive Award” means the dollar amount, as determined by the Committee in its sole discretion, that a Participant would be paid pursuant to this Plan upon the achievement of Operational Incentive Goals and Asset Sale Incentive Goals at target.

2.28.	“Tax Code” means the Internal Revenue Code of 1986, as amended.
2.29.	“Vesting Date” means an applicable Operational Incentive Vesting Date or Asset Sale Incentive Vesting Date.
3.	Awards
3.1.

Incentive Awards.  The Committee shall determine the Target Incentive Award for, and issue an Award to, each Participant, subject to the terms and conditions set forth in each applicable Award Letter; provided that the aggregate Target Incentive Awards for all Participants under the Plan shall not exceed $6,000,000.  Each Award Letter shall set forth the maximum amount payable to a Participant under the Participant’s Award.  In no event shall the cumulative amount paid with respect to a Participant’s Award on the achievement of Asset Sale Incentive Goals, Operational Incentive Goals or a combination thereof exceed the maximum amount of such Participant’s Award.

3.2.

Vesting.  Subject to the terms and conditions of this Plan and the applicable Award Letter, the applicable portion of each Award will vest, subject to the applicable Participant’s continued employment through each applicable Operational Incentive Vesting Date and each applicable Asset Sale Incentive Vesting Date, based on achievement of the applicable Operational Incentive Goals and Asset Sale Incentive Goals.

3.3.	Amounts Earned.

3.3.1.	As soon as practicable following each applicable Operational Incentive Vesting Date (but in no event later than 30 days thereafter), the Committee shall determine for each Participant as follows:
3.3.1.1.

The level of achievement of the applicable Operational Incentive Goal for the applicable calendar quarter through such Operational Incentive Vesting Date and shall determine the applicable portion of the Participant’s Target Award that is payable for such calendar quarter (the “Operational Incentive Payout Percentage”).

3.3.1.2.

The cumulative level of achievement for all preceding quarterly Operational Incentive Goals through the applicable Operational Incentive Vesting Date and shall determine the applicable portion of the Participant’s Target Award, if any, as a “catch-up” payment to be made to the extent the cumulative Company performance through the applicable Operational Incentive Vesting Date meets or exceeds the Operational Incentive Goals through such Vesting Date, less any amount of the Award already paid for the period through the applicable Operational Incentive Vesting Date, including any amount paid pursuant to Section 3.3.1.1 above for the applicable Operational Incentive Vesting Date.  For the avoidance of doubt, a Participant’s maximum Award shall not be increased due to the payment of any “catch-up” payment described in this Section 3.3.1.2.

3.3.2.

As soon as practicable following each applicable Asset Sale Incentive Vesting Date (but in no event later than 30 days thereafter), the Committee shall determine for each Participant, the level of achievement of the applicable Asset Sale Incentive Goal and shall determine the applicable portion of the Participant’s Target Award that is payable for such Asset Sale Incentive Vesting Date (the “Asset Sale Incentive Payout Percentage”).  Any applicable portion of the Participant’s Target Award payable under this Section 3.3. 2 shall be offset by the portion of such Participant’s Target Award attributable to achievement of the applicable Operational Incentive Goals (as described in Section 3.3.1 above) through the applicable Asset Sale Incentive Vesting Date.

3.3.3.	The portion of a Participant’s Award earned under Sections 3.3.1 and 3.3.2 above from time to time shall be determined in the sole discretion of the Committee in good faith (each, an “Earned Amount”).
3.4.

Payment, Generally.  Except as provided in Sections 3.5 and 3.6, on or promptly following an applicable Vesting Date, but in no event later than 45 days thereafter, LSC will deliver to each Participant the Participant’s applicable Earned Amount in a lump sum in cash.

3.5.	Termination of Employment, Generally. Except as provided in Section 3.6, if a Participant is terminated for any reason on or prior to an applicable Vesting Date,

any unpaid portion of the Participant’s Award will be immediately forfeited and no additional amounts in respect of such Award will be paid, other than any earned but unpaid Earned Amount attributable to a Vesting Date preceding the date of such Participant’s termination, which Earned Amount shall be paid in accordance with Section 3.4.

3.6.

Termination without Cause, for Good Reason or due to Disability or Death.  Notwithstanding any other provision of this Plan, if a Participant’s employment is terminated by the Company without Cause (including in connection with a Divestiture) or by the Participant for Good Reason, by reason of Disability or due to the Participant’s death, in each case prior to the Operational Incentive Vesting Date immediately following such termination date, a pro rata portion of the Participant’s Award attributable to such Operational Incentive Vesting Date (including any “catch-up” amount described in Section 3.3.1.3 above) will vest as of such Vesting Date in an amount equal to (x) the Earned Amount for such Vesting Date calculated in accordance with Section 3.3.1, multiplied by (y) the number of calendar days elapsed from the immediately preceding Operational Incentive Vesting Date (or, if none, the Effective Date) through such Participant’s termination date and divided by (z) the number of calendar days elapsed from the immediately preceding Operational Incentive Vesting Date (or, if none, the Effective Date) to the applicable Operational Incentive Vesting Date and will be paid in accordance with Section 3.4.

4.	No Right to Continued Employment.

Nothing contained in this Plan or in any Award Letter will confer upon any Participant any right to continued employment with the Debtors.

5.	Non-Transferability of Award

No Award (or any rights or obligations thereunder) granted to any Participant may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution.  Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 5 will be null and void and any Award which is hedged in any manner will immediately be forfeited.  All of the terms and conditions of this Plan and any Award Letter will be binding upon any permitted successors and assigns.

6.	Tax Withholding

As a condition to the payment of any amount under this Plan, or in connection with any other event related to this Plan that gives rise to a federal, state or other governmental tax withholding obligation, the Debtors may deduct or withhold any cash payments made to the Participant whether or not pursuant to this Plan or require the Participant to remit cash to the

Debtors (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of the Debtors to satisfy such withholding obligation.

7.	No Rights to other Payments

The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from the Company under any other alternative plans, schemes, arrangements or contracts the Company may have with any employee or group of employees of the Company.

8.	Section 409A

Awards under this Plan are intended to be exempt from Section 409A to the maximum permissible under Section 409A.  To the extent any Award under this Plan constitutes “deferred compensation” subject to Section 409A, this Plan will be interpreted, administered and construed to, comply with Section 409A with respect to such Award.  Each payment or delivery with respect to any Award will be treated as a separate payment for purposes of Section 409A.  If any payment or delivery to be made under any Award (or any other payment under this Plan) would be subject to the limitations in Section 409A(a)(2)(b) of the Tax Code, the payment or delivery will be delayed until six months after the Participant’s termination of employment (or earlier death) in accordance with the requirements of Section 409A.  The Committee will have full authority to give effect to the intent of this Section 8.

9.	Other Provisions
9.1.

Administration.  This Plan will be administered by the Committee.  The Committee will have the power to construe, interpret and implement this Plan, to make regulations for carrying out its purposes and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive.

9.2.

Non-Uniform Determinations.  Subject to applicable law, the Committee’s determinations under this Plan and Award Letters need not be uniform and may be made by it selectively with respect to persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the terms and provisions of an Award and whether a Participant has been terminated for purposes of Section 3.

9.3.

No Funding.  The Debtors will be under no obligation to fund or set aside amounts to pay obligations under this Plan.  Participants will have no rights to any amounts under this Plan other than as a general unsecured creditor of the Company.

9.4.

No Third Party Beneficiaries.  Except as expressly provided herein, this Plan will not confer on any person other than the Company and the Participant any rights or remedies hereunder. Awards Not Taken into Account for Benefit Plans.  Awards will not be taken into account, or considered for any reason, for purpose of determining any Company provided benefits or compensation to which the

Participant becomes eligible, including, by way of illustration and not by way of limitation, any pension or retirement benefits.
9.5.	Successor and Assigns. The terms of this Plan will be binding upon and inure to the benefit of the Debtors and any successor entity.
9.6.

Entire Agreement.  This Plan and the applicable Award Letter contain the entire agreement of the Company and each Participant with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.  Any reference herein or therein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

9.7.

Severability.  If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

9.8.

Amendment; Termination.  The Committee may amend or revise the terms of this Plan or terminate this Plan, as permitted by applicable law and the United States Bankruptcy Court’s order authorizing the Plan; provided that, notwithstanding the foregoing, no such amendment, revision or termination will materially adversely affect a Participant’s rights and obligations under an Award without such Participant’s consent (or the consent of his or her estate, if such consent is obtained after such Participant’s death).

9.9.	Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the constructions of the provisions herein.
10.	Confidentiality

Except to the extent required to be publicly disclosed by the Company, each Participant must keep confidential any information concerning any Award and any dispute, controversy or claim relating to this Plan; provided that (i) a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute) or (ii) a Participant may disclose information regarding an Award to the Participant’s family members, personal lawyer or tax accountant, provided that such individuals agree to keep the information confidential.

11.	Governing Law.

This Plan and any Award Letter will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

12.	Termination

Unless earlier terminated by the Committee, this Plan will terminate upon the Emergence Date.  After the Emergence Date, no additional Awards may be granted hereunder, but previously granted Awards will remain outstanding in accordance with the applicable terms and conditions of the Award Letter and this Plan.